UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 6, 2022

Aquestive Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DE	001-38599	82-3827296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive, Warren, NJ	07059
(Address of Principal Executive Offices)	(Zip Code)

(212) 750-6060
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per value	AQST	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 – Entry into a Material Definitive Agreement.

Registered Direct Offering

On June 6, 2022, Aquestive Therapeutics, Inc., a Delaware corporation (the “Company”), entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain purchasers (the “Purchasers”). The Purchase Agreements provide for the sale and issuance by the Company of an aggregate of: (i) 4,850,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 4,000,000 shares of Common Stock and (iii) warrants (the “Common Stock Warrants” and together with the Shares and the Pre-Funded Warrants, the “Securities”) to purchase up to 8,850,000 shares of Common Stock. The offering price per Share and associated Common Stock Warrant is $0.96 and the offering price per Pre-Funded Warrant and associated Common Stock Warrant is $0.9599; provided, however, that the offering price per Share and associated Common Stock Warrant sold to insiders of the Company (the “Insider Securities”) is $1.09.

The Pre-Funded Warrants are immediately exercisable, have an exercise price of $0.0001 and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. Each Common Stock Warrant has an exercise price per share of $0.96, will be exercisable six months after their date of issuance and will expire on the fifth anniversary of the original issuance date.

The offering is expected to result in gross proceeds to the Company of approximately $8.5 million. The net proceeds to the Company from the offering are expected to be approximately $7.8 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

On June 6, 2022, the Company also entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Securities. The Company will pay the Placement Agent a cash fee equal to 6.0% of the gross proceeds generated from the sale of the Shares and Pre-Funded Warrants, except for the sale of the Insider Securities, and will reimburse the Placement Agent for certain of its expenses in an amount up to $50,000.

The Placement Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

Pursuant to the Purchase Agreement and the Placement Agency Agreement, the Company has agreed that (i) it will not conduct any issuances of Common Stock and that (ii) it will not enter into a variable rate transaction, in each case for a period of 90 days following the closing of the offering.

The Registered Offering is being made pursuant to a Registration Statement (No. 333-254775) on Form S-3, which was filed by the Company with the Securities and Exchange Commission on March 26, 2021, and declared effective on April 5, 2021, as supplemented by a prospectus supplement dated June 6, 2022.

The Placement Agency Agreement, form of Purchase Agreement, form of Pre-Funded Warrant and the form of Common Stock Warrant, are filed as Exhibits 1.1, 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agency Agreement, form of Purchase Agreement, form of Pre-Funded Warrant and form of Common Stock Warrant are qualified in their entirety by reference to such exhibits.

Item 8.01 – Other Events.

The Company issued a press release announcing the Registered Direct Offering on June 6, 2022. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Exhibits.

(d) Exhibits:

The following exhibits are filed as part of this report

Exhibit Number	Description
1.1	Placement Agency Agreement dated June 6, 2022, between Aquestive Therapeutics, Inc. and A.G.P./Alliance Global Partners
4.1	Form of Pre-Funded Warrant
4.2	Form of Common Stock Warrant
5.1	Opinion of Dechert LLP
10.1	Form of Securities Purchase Agreement dated June 6, 2022, by and among Aquestive Therapeutics, Inc. and the purchasers
23.1	Consent of Dechert LLP (included in Exhibit 5.1)
99.1	Press Release dated June 6, 2022
104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquestive Therapeutics, Inc.

Date: June 8, 2022	By:	/s/ A. Ernest Toth Jr.
Name: A. Ernest Toth Jr.
Title: Chief Financial Officer